Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Incorporation State/Country
Adept Reality, LLC (dba Adept Reality Learning, inactive)	Nevada
Brightline Interactive, LLC	Nevada
Foretell Studios, LLC (dba Foretell Reality)	Nevada
Glimpse Group Yazilim ve ARGE Ticaret Anonim Sirketi (Glimpse Turkey)	Turkey
Glimpse XR Israel Ltd.	Israel
Immersive Health Group, LLC	Nevada
In-It, VR LLC (dba Mezmos, inactive)	Nevada
KreatAR, LLC (dba PostReality, inactive)	Nevada
Number 9, LLC (dba Pagoni VR, inactive)	Nevada
PuploAR, LLC (subsidiary of Qreal, LLC)	Nevada
QReal, LLC	Nevada
Sector 5 Digital, LLC	Nevada
XR Terra, LLC	Nevada